UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 7, 2004

Date of Report (Date of earliest event reported)

FORTUNE BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9076	13-3295276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Tower Parkway, Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 484-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On December 8, 2004, Fortune Brands, Inc. (the “Company”) entered into a material amendment of the Rights Agreement dated November 19, 1997 between the Company and EquiServe, Inc. (a successor to First Chicago Trust Company of New York) as Rights Agent (the “Rights Agreement”). The amendment, which is attached as Exhibit 4 and incorporated herein by reference, accelerates the Expiration Date of the rights from December 24, 2007 to December 24, 2004.

The Rights Agreement sets forth the conditions for exercise of the Company’s Preferred Share Purchase Rights (“Rights”), which were established in order to help assure that all stockholders received full and fair value in the event the Company was ever subject to a takeover attempt. Each outstanding share of common stock currently has attached to it one Right. Under the plan, the Rights generally became exercisable only in the event of an acquisition of, or tender offer for, 15% or more of the common stock. If exercisable, each Right would have been exercisable for 1/100th of a share of Series A Junior Participating Preferred Stock at an acquisition price of $150. Also, upon an acquisition of 15% or more of the common stock, or upon an acquisition of the Company or the transfer of 50% or more of its assets or earning power, each Right (other than Rights held by the 15% acquirer, if applicable), if exercisable, would generally have been exercisable for common shares of the Company (or the acquiring company, as the case may be) having a market value of twice the exercise price. In certain events, however, Rights would have been exchangeable by the Company for common stock at a rate of one share per Right. Prior to the amendment, the Rights were to expire on December 24, 2007.

The December 8, 2004 amendment has the effect of terminating the Rights Plan effective December 24, 2004.

Item 3.03. Material Modification to Rights of Security Holders.

On December 7, 2004, the Board of Directors of the Company approved an amendment to Rights Agreement accelerating the expiration of the rights from December 24, 2007 to December 24, 2004, effectively terminating the rights plan. The amendment is attached as Exhibit 10a1.

On December 7, the Board of Directors also adopted the following rights plan policy, and included the policy as a new Section F(2) to the Company’s Corporate Governance Principles, effective December 24, 2004:

“The Board shall obtain stockholder approval prior to adopting any stockholder rights plan; provided, however, that the Board may act on its own to adopt a stockholder rights plan if under the then current circumstances, in the reasonable business judgment of the Board (including a majority of the independent directors), adoption of a plan without prior stockholder approval is in the best interests of the stockholders or is otherwise required by the Board’s fiduciary duties. The retention of any plan so adopted by the Board will be submitted to a vote of stockholders as a separate ballot item at either the next subsequent annual meeting of Fortune Brands’ stockholders or at a special meeting of stockholders within one year of the adoption of such plan and, if not approved by a majority of the votes cast on such issue, such plan will subsequently be terminated.”

A summary of the Board’s actions is included in the press release issued by the Company on December 7, 2004, a copy of which is attached as Exhibit 99 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

4.	Second Amendment dated December 8, 2004 to the Rights Agreement dated as of November 19, 1997 between the Company and EquiServe, Inc. (as successor to First Chicago Trust Company of New York) as Rights Agent.

99.	Press release of Registrant dated December 7, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

By	/s/ Mark A. Roche
Mark A. Roche
Senior Vice President, General Counsel and Secretary

Date: December 9, 2004

EXHIBIT INDEX

Exhibit		Sequentially Numbered Page
4.	Second Amendment dated December 8, 2004 to the Rights Agreement dated as of November 19, 1997 between the Company and EquiServe, Inc. (as successor to First Chicago Trust Company of New York) as Rights Agent.

99.	Press release of Registrant dated December 7, 2004.